Exhibit 10.1
IPG PHOTONICS CORPORATION EXECUTIVE SEVERANCE PLAN
(And Summary Plan Description)
Article 1.    Establishment and Term of the Plan
1.1    Establishment of the Plan. IPG Photonics Corporation (the “Corporation”) established the IPG Photonics Corporation Executive Severance Plan (the “Plan”) effective on January 1, 2014, amended and restated the Plan April 1, 2018, further amended and restated the Plan June 1, 2019 and now further amends and restates the Plan September 30, 2025 (the “Restatement Date”). The purpose of the Plan is to provide Severance Benefits to certain eligible executives of the Corporation and its Affiliates in accordance with the terms of the Plan. No individuals other than the Executives shall be eligible to receive Severance Benefits under the Plan. Severance Benefits for the Executives will be determined exclusively under the Plan. The Plan, as set forth herein, is an employee welfare benefit plan within the meaning of ERISA Section 3(1), and the Corporation intends that the Plan be administered in accordance with the applicable requirements of ERISA. This Plan document, including the information provided in Appendix B hereto, is also the summary plan description of the Plan.
1.2    Plan Term. The Plan became effective on January 1, 2014, and shall continue in effect until terminated by the Corporation, subject to Section 8.1 herein.
1.3    Administration. The Plan Administrator is the named fiduciary of the Plan. The Plan Administrator may appoint, as it deems necessary or advisable, an individual or committee to act as its representative in matters affecting the Plan. The Plan Administrator shall have authority to control and manage the operation and administration of the Plan in good faith, and may adopt rules and regulations consistent with the terms of the Plan and necessary or advisable to administer the Plan properly and efficiently. In administering the Plan and providing Severance Benefits prior to a Change in Control, the Plan Administrator shall have discretionary authority to construe and interpret the Plan’s terms and to make determinations under it, including the authority to determine, in good faith, an individual’s eligibility for Severance Benefits, the reason for employment termination, and the amount of Severance Benefits payable, in accordance with the terms of the Plan. Any such interpretation of the Plan made in good faith by the Plan Administrator, and any decision made in good faith on any matter within the discretion of the Plan Administrator under the Plan, will be binding on all persons, subject to review under Article 5. In administering the Plan and providing Severance Benefits on or after a Change in Control, the Plan Administrator shall make initial determinations of entitlement to benefits and the amounts thereof in good faith and in accordance with the terms of the Plan, subject to review under Article 5.
Article 2.    Definitions
Wherever used in the Plan, the following terms have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:
“Accrued Benefits” means an Executive’s accrued but unpaid Base Salary (based upon the annual rate in effect on the date of employment termination) through the date of termination

(payable in accordance with the Corporation’s normal payroll practice); business expenses incurred but not paid prior to the date of termination in accordance with and subject to the Corporation’s expense reimbursement policy; accrued but unused vacation through the date of termination; and other benefits accrued and vested or mandated under the terms of any of the Corporation’s Employee Benefit Plans.
“Affiliate” means a Person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Corporation. For purposes of the preceding sentence, the word “control” (by itself and as used in the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
“Base Salary” means, at any time, the then regular annual base rate of pay that the Corporation is paying the Executive as annual salary, as approved by the Board or a committee of the Board and shown in the Corporation’s records (disregarding any reduction constituting Good Reason, if the Executive’s Involuntary Termination is for such Good Reason). Base Salary does not include any incentive, non-cash, equity, or similar compensation or award, or Employee Benefit Plan contributions made by the Corporation or an Affiliate.
“Board” means the Board of Directors of the Corporation.
“Cause” means:
(a)    an act of fraud, embezzlement, or theft by the Executive in connection with the Executive’s duties or in the course of the Executive’s employment with the Corporation or an Affiliate;
(b)    the Executive’s intentional wrongful damage to the property of the Corporation or an Affiliate;
(c)    the Executive’s intentional breach of the Restrictive Covenants (as defined below) while the Executive remains in the employ of the Corporation or an Affiliate;
(d)    an act of Gross Misconduct (as defined below);
(e)    the Executive’s material violation of the Corporation’s Code of Conduct, as amended from time to time; or
(f)    the Executive’s conviction for a misdemeanor involving moral turpitude or a charge of a felony;
and, in each case, the reasonable, good faith determination by the Board as hereafter provided that any such act or omission shall have been materially harmful to the Corporation or an Affiliate financially, reputationally, or otherwise. For purposes of the Plan, “Gross Misconduct” means a willful or grossly negligent act or omission that has or will have a material and adverse impact on the business or reputation of the Corporation or its Affiliates, or on the business of the customers or suppliers of the Corporation or its Affiliates as such relate to the

Corporation. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for “Cause” hereunder unless and until there has been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the independent directors of the Board (as determined in accordance with the Listing rules of the NASDAQ Stock Market) then in office at a meeting of the Board called and held for such purpose, finding that the Executive has committed an act set forth in subsections (a)-(e) above. Nothing herein shall limit the Executive’s right or the Executive’s beneficiaries’ right to contest the validity or propriety of any such determination, in accordance with the Claims Procedures of Article 5. For purposes of the Plan, no act or failure to act on the Executive’s part shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Corporation or an Affiliate. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Corporation or an Affiliate shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Corporation or an Affiliate. In addition, the Executive’s employment shall be deemed to have terminated for Cause if, based on facts and circumstances discovered after the Executive’s employment has terminated, the directors of the Board qualified to vote for a termination for Cause hereunder determines in reasonable good faith, within one (1) year after the Executive’s employment is terminated, and after appropriate investigation and an opportunity for the Executive to be interviewed (with or without counsel as the Executive may determine) by a subcommittee of Board members qualified to vote for a termination for Cause hereunder or its representative, that the Executive committed an act during his or her employment that would have justified a termination for Cause.
“Change in Control” means the first to occur of the following:
(a)    Any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), including a “group” (as defined in Section 13(d)(3) of the Exchange Act), other than (i) the Corporation, (ii) any wholly-owned subsidiary of the Corporation, or (iii) any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Affiliate, becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation having fifty percent (50%) or more of the combined voting power of the then-outstanding securities of the Corporation that may be cast for the election of directors of the Corporation (other than as a result of an issuance of securities initiated by the Corporation in the ordinary course of business) (the “Corporation Voting Securities”); provided, however, that the event described in this paragraph (a) shall not be deemed to be a Change in Control by virtue of any underwriter temporarily holding securities pursuant to an offering of such securities;
(b)    During any period of two consecutive years, individuals who at the beginning of any such period constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, unless the election, or the nomination for election by the stockholders of the Corporation, of each new director of the Corporation during such period was approved by a vote of at least two-thirds of the Incumbent Directors then still in office;

(c)    As the result of, or in connection with, any cash tender or exchange offer, merger, or other business combination, sale of all or substantially all of the assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then-outstanding securities of the Corporation or any successor corporation or entity entitled to vote generally in the election of the directors of the Corporation or such other corporation or entity after such transaction is held in the aggregate by the holders of the securities of the Corporation entitled to vote generally in the election of directors of the Corporation immediately prior to such transaction; or
(d)    The shareholders of the Corporation approve a plan of complete liquidation of the Corporation.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than fifty percent (50%) of the Corporation Voting Securities as a result of the acquisition of Corporation Voting Securities by the Corporation which reduces the number of Corporation Voting Securities outstanding; provided, however, that, if after such acquisition by the Corporation, such person becomes the beneficial owner of additional Corporation Voting Securities that increases the percentage of outstanding Corporation Voting Securities beneficially owned by such person, a Change in Control shall then occur.
“Change in Control Period” means (i) for Tier One Executives, the period beginning on the date of a Change in Control and ending on the date that is twenty-four (24) months following the Change in Control and (ii) for the Tier Two and Tier Three Executives (A) during the two year period ending on the later of the second anniversary of the Restatement Date and second anniversary of the date the Corporation provides written notice of the amendment and restatement of the Plan on September 30, 2025 to the Tier Two and Tier Three Executives (such later date, the “2025 Amendment Effective Date”), the period beginning on the date of a Change in Control and ending on the date that is twenty-four (24) months following the Change in Control, and (B) following the 2025 Amendment Effective Date, the period beginning on the date of a Change in Control and ending on the date that is twelve (12) months following the Change in Control.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, and the regulations thereunder.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.
“Committee” means the Compensation Committee of the Board.
“Corporation” means IPG Photonics Corporation or any successor thereto as provided in Article 6 herein, which entity employs the Executive.
“Disability” means the Executive is unable to perform substantially, by reason of physical or mental incapacity, the Executive’s duties or obligations to the Corporation, with or without reasonable accommodation as defined in the Americans with Disabilities Act and implementing regulations, for a period of one hundred and eighty (180) consecutive days in any three hundred and sixty (360)-day period. The Committee shall determine, according to the facts then available, whether and when the Disability of the Executive has occurred and shall state that date of termination in the Notice of Termination. The Committee shall make such determination in the good faith exercise of its reasonable discretion. Nothing herein shall limit the Executive’s right or the right of the Executive’s beneficiaries to contest any such determination, in accordance with Article 5.
“Effective Date” means January 1, 2014, the date the Plan became effective.
“Employee Benefit Plan” means, subject to the Corporation’s ability to amend, modify, or terminate such Employee Benefit Plan(s) at any time and from time to time, (a) any qualified or non-qualified retirement, savings, or deferred compensation plan, program, or arrangement currently made available by the Corporation for its executives, (b) any such additional or substitute plan, program, or arrangement that the Corporation may make available in the future and during the term of the Plan for its executives, in each case that is a “pension plan” (as such term is defined in ERISA Section 3(2)), and (c) any health and dental plan, disability plan, accidental death and dismemberment plan, survivor income plan, and life insurance plan or arrangement made available by the Corporation for its executives, and any such additional or substitute plan or arrangement that the Corporation may make available in the future and during the term of the Plan for its executives, in each case that is a “welfare plan” (as such term is defined in ERISA Section 3(1)).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the regulations thereunder.
“Executive” means an employee who is not a party to a Severance Agreement and meets the criteria set forth below as a Tier One Executive, Tier Two Executive, or Tier Three Executive, as determined by the Committee in its sole discretion, taking into consideration the following guidelines and other factors the Committee deems relevant to its determination. No individuals other than those set forth in the records of the Company’s Corporate Secretary hereto at the time of employment termination will be eligible to receive Severance Benefits.
“Good Reason” means the occurrence of any of the following events without the Executive’s express written consent:
(a)    A material reduction by the Corporation of the Executive’s Base Salary, other than a reduction approved by the Board that similarly applies to all executive officers of the Corporation, provided that such a reduction in Base Salary shall not exceed more than twenty percent (20%) of the then Base Salary;
(b)    A relocation of the offices of the Executive to a place greater than (i) fifty (50) miles in distance from the current executive offices of the Corporation in

Marlborough, MA, and (ii) the current distance of Executive’s commute from the Executive’s home residence to the current executive offices of the Corporation; or
(c)    A failure to pay the Executive’s Base Salary or bonus approved by the Committee when due and payable.
A Tier One Executive must give the Corporation written notice of his or her intent to terminate for Good Reason within sixty (60) days of the initial occurrence of the event that allegedly constitutes Good Reason. The Corporation shall have a right to cure the breach, occurrence, or event for a period of thirty (30) days after notice from the Tier One Executive of his or her intention to terminate for Good Reason and, if, notwithstanding such efforts, the Good Reason condition continues to exist at the end of the cure period, the Tier One Executive must terminate employment within sixty (60) days after the end of the cure period.
“Involuntary Termination” has the meaning given to such term in Section 3.2 herein.
“Person” has the meaning given to such term in Sections 13(d) and 14(d)(2) of the Exchange Act.
“Plan” means this IPG Photonics Corporation Executive Severance Plan, including the Appendices that are attached hereto and made a part hereof, as amended from time to time.
“Plan Administrator” means the Committee or its delegate.
“Plan Year” means the 12-month period that begins each January 1 and ends on the next December 31.
“Pro-Rated Bonus” has the meaning given to such term in subsection 3.3(a)(ii) herein.
“Release” has the meaning given to such term in Section 3.7 herein.
“Restrictive Covenants” means the terms and conditions set forth in the Confidentiality, Non-Competition and Confirmatory Assignment Agreement (or any similar or successor agreement), or other written agreement between the Executive and the Corporation or an Affiliate. If there is no Confidentiality, Non-Competition and Confirmatory Assignment Agreement (or any similar or successor agreement), or other written agreement between the Executive and the Corporation or an Affiliate, then “Restrictive Covenants” will have the meaning set forth in Article 9.
“Severance Agreement” means any employment or severance agreement or any other written or oral arrangement between the employee or the Executive and the Corporation or any Affiliate that provides for severance payments or benefits after employment termination.
“Severance Benefits” means any payments or benefits provided to an Executive under Sections 3.3 and 3.4 herein (other than the Accrued Benefits).
“Tier One Executive” means any employee of the Corporation or an Affiliate who (i) has a position equal to or higher than that of Senior Vice President, and (ii) the Committee has designated as a Tier One Executive eligible to participate in, and caused his or her name to be listed as a Tier One Executive in the records of the Company’s Corporate Secretary.
“Tier Two Executive” means any employee of the Corporation or an Affiliate who (i) has a position equal to or higher than that of Vice President with global corporate responsibilities, reporting to the Chief Executive Officer or a Senior Vice President, and (ii) the Committee has designated as a Tier Two Executive eligible to participate in, and caused his or her name to be listed as a Tier Two Executive in the records of the Company’s Corporate Secretary.
“Tier Three Executive” means any employee of the Corporation or an Affiliate who (i) has a position equal to or higher than that of Vice President with corporate or regional responsibilities, reporting to the Chief Executive Officer, a Senior Vice President, or a Vice President, and (ii) the Committee has designated as a Tier Three Executive eligible to participate in, and caused his or her name to be listed as a Tier Three Executive in the records of the Company’s Corporate Secretary.
Subject to any rights an employee or Executive may have under Section 3.2 herein, if an employee or Executive no longer meets the criteria to be an Executive because the employee or Executive has become a party to a Severance Agreement, such employee or Executive shall be automatically removed as a participant in the Plan in the records of the Company’s Corporate Secretary and shall be ineligible to receive Severance Benefits under the Plan without further action on the part of the Committee, effective as of the date the employee or Executive becomes a party to a Severance Agreement.
Article 3.    Severance Benefits
3.1    Eligibility for Severance Benefits. Subject to the conditions and limitations of the Plan, an Executive who experiences an Involuntary Termination shall be entitled to receive Severance Benefits as set forth below. For purposes of the Plan, to the extent that any payment or benefit payable pursuant to the Plan constitutes “non-qualified deferred compensation” under Code Section 409A, an Executive’s employment with the Corporation and its Affiliates shall be deemed to be terminated when the Executive has a “separation from service” within the meaning of Code Section 409A, and all references in the Plan to “termination of employment,” “employment termination,” or “Involuntary Termination” will be deemed to refer to such a separation from service. Upon the Executive’s termination of employment for any reason, the Executive will be deemed to have resigned from all offices, directorships, and fiduciary positions with the Corporation, its Affiliates, and Employee Benefit Plans and the Executive agrees to sign any documentation reasonably proposed by the Company to effectuate such resignations.
3.2    Involuntary Termination. A Tier One Executive shall be deemed to experience an Involuntary Termination if (i) the Corporation terminates the Tier One Executive’s employment without Cause; or (ii) the Tier One Executive terminates his or her employment for Good Reason. A Tier Two Executive or Tier Three Executive shall be deemed to experience an Involuntary Termination if the Corporation terminates the Executive’s employment without Cause.

3.3    Severance Benefits. In the event that the Executive experiences an Involuntary Termination, the Executive shall be entitled to the following payments and benefits:
(a)    The Corporation shall provide the Executive (or the Executive’s representative) with the following payments and benefits:
(i)    The Executive’s Accrued Benefits, and
(ii)    Subject to Section 3.7 herein, if the Executive’s Involuntary Termination occurs after the completion of a Plan Year under the Corporation’s Annual Incentive Compensation Plan (or any successor plan), but prior to the payment of any bonus earned thereunder for such completed Plan Year, the Executive shall be entitled to receive such earned bonus at the same time bonuses are paid to other similarly situated executives of the Corporation, but in no event later than two and a half (2½) months after the close of such completed Plan Year.
(iii)    Subject to Section 3.7 herein, a pro-rated bonus (the “Pro-Rated Bonus”) equal to the amount, if any, the Executive would have earned based upon actual financial performance of the Corporation under the Corporation’s Annual Incentive Compensation Plan (or any successor plan) for the Plan Year in which the Executive’s employment terminates, multiplied by a fraction, the numerator of which equals the number of days from the beginning of the applicable Plan Year in which the termination occurs through the date of the Executive’s employment termination and the denominator of which equals 365. Such amount, if any, will be paid to the Executive at the time bonus payments are made to other similarly situated executives of the Corporation, but in no event later than two and a half (2½) months after the close of the applicable Plan Year. Notwithstanding the foregoing, if the Annual Incentive Compensation Plan for the applicable Plan Year has not been approved by the Compensation Committee of the Board prior to the date on which the Executive’s employment terminates, no amounts shall be payable under this Section 3.3(a)(iii). Notwithstanding the foregoing, in the event that such termination occurs during the Change in Control Period, the amount of the Pro-Rated Bonus shall be equal to the Executive’s target annual bonus under the Corporation’s Annual Incentive Compensation Plan (or any successor plan) for the Plan Year in which the Executive’s employment terminates, multiplied by a fraction, the numerator of which equals the number of days from the beginning of the applicable Plan Year in which the termination occurs through the date of the Executive’s employment termination and the denominator of which equals 365 and such amount shall be paid within sixty (60) days of the date of termination.
(b)    In addition to the amounts specified in subsection 3.3(a) herein, a Tier One Executive shall also be entitled to the following payments and benefits, subject to the terms of this Plan, including subsections 3.3(e), (f), and (g) and Section 3.7 herein:

(i)    Continuing payments of Base Salary, payable in accordance with regular payroll practices of the Corporation, for eighteen (18) months following the date of the Executive’s Involuntary Termination.
(ii)    For purposes of determining the vested portions of the Tier One Executive’s stock options and any other equity compensation awards held by the Executive on the date of the Executive’s Involuntary Termination, the Tier One Executive shall be deemed to have terminated employment twelve (12) months following the date of the Tier One Executive’s actual date of Involuntary Termination. With respect to performance-based equity compensation awards, the Tier One Executive shall be entitled to a prorated portion of the award, based on the actual achievement of performance metrics for the full performance period of the award. The prorated portion shall be calculated by multiplying the earned award by a fraction, the numerator of which is the number of complete months the Executive is deemed to have been employed during the performance period (including the twelve (12) months extension), and the denominator of which is the total number of months in the performance period.
(iii)    Subject to the Tier One Executive’s proper election to receive benefits under COBRA and upon submission to the Plan Administrator of proof of payment made by the Tier One Executive, the Corporation will reimburse the Tier One Executive for the full monthly cost of COBRA continuation coverage under the Corporation’s medical and dental plans until the earliest of (A) eighteen (18) months following the date of the Executive’s Involuntary Termination, (B) the date that the Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s health continuation rights under COBRA. If the Tier One Executive resides outside the United States and is not eligible for continuation coverage under COBRA, the Corporation will provide the Tier One Executive with a benefit that is reasonably equivalent in value and duration to the COBRA continuation coverage provided to U.S.-based executives. Such benefit shall be determined based on the Tier One Executive’s home country healthcare system and customary employer-sponsored health coverage, and may include reimbursement for private health insurance premiums or direct provision of coverage.
(iv)    In calculating the Pro-Rated Bonus in subsection 3(a)(ii) herein, with respect to the personal performance evaluation element of any annual bonus calculation, if all financial metric components meet or exceed the “target” level of performance, the Executive shall be deemed awarded 100% of the potential personal performance evaluation bonus; if none of the financial metric bonus components is achieved, no personal performance evaluation bonus will be deemed awarded, and amounts in between will be determined by linear interpolation between the threshold, target and maximum levels of financial performance.

(c)    In addition to the amounts specified in subsection 3.3(a) above, a Tier Two Executive shall also be entitled to the following payments and benefits, subject to the terms of this Plan, including subsections 3.3(e), (f), and (g) and Section 3.7 below:
(i)    Continuing payments of Base Salary, payable in accordance with regular payroll practices of the Corporation, for twelve (12) months following the date of the Executive’s Involuntary Termination.
(ii)    Subject to the Tier Two Executive’s proper election to receive benefits under COBRA and upon submission to the Plan Administrator of proof of payment made by the Tier Two Executive, the Corporation will reimburse the Tier Two Executive for the full monthly cost of COBRA continuation coverage under the Corporation’s medical and dental plans until the earliest of (A) twelve (12) months following the date of the Executive’s Involuntary Termination, (B) the date that the Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan, or (C) the cessation of the Executive’s health continuation rights under COBRA. If the Tier Two Executive resides outside the United States and is not eligible for continuation coverage under COBRA, the Corporation will provide the Tier Two Executive with a benefit that is reasonably equivalent in value and duration to the COBRA continuation coverage provided to U.S.-based executives. Such benefit shall be determined based on the Tier Two Executive’s home country healthcare system and customary employer-sponsored health coverage, and may include reimbursement for private health insurance premiums or direct provision of coverage.
(d)    In addition to the amounts specified in subsection 3.3(a) above, a Tier Three Executive shall also be entitled to the following payments and benefits, subject to the terms of this Plan, including subsections 3.3(e), (f), and (g) and Section 3.7 below:
(i)    Continuing payments of Base Salary, payable in accordance with regular payroll practices of the Corporation, for six (6) months following the date of the Executive’s Involuntary Termination.
(ii)    Subject to the Tier Three Executive’s proper election to receive benefits under COBRA and upon submission to the Plan Administrator of proof of payment made by the Tier Three Executive, the Corporation will reimburse the Tier Three Executive for the full monthly cost of COBRA continuation coverage under the Corporation’s medical and dental plans until the earliest of (A) six (6) months following the date of the Executive’s Involuntary Termination, (B) the date that the Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan, or (C) the cessation of the Executive’s health continuation rights under COBRA. If the Tier Three Executive resides outside the United States and is not eligible for continuation coverage under COBRA, the Corporation will provide the Tier Three Executive with a benefit that is reasonably equivalent in value and duration to the COBRA continuation coverage provided to U.S.-based executives. Such benefit shall be determined based on the Tier Three Executive’s home country healthcare system and customary employer-sponsored health coverage, and may include reimbursement for private health insurance premiums or direct provision of coverage.
(e)    Notwithstanding the foregoing provisions of subsections 3.3(b), (c), and (d) herein, for a Tier One, Tier Two, or Tier Three Executive who experiences an Involuntary Termination within two hundred seventy (270) days of becoming employed by the Corporation, the payments and benefits under subsections 3.3(b), (c), and (d) herein above shall be limited according to the following schedule:
(i)    If the Executive experiences an Involuntary Termination on or before ninety (90) days following the date the Executive became employed by the Corporation, the payments and benefits to the Executive shall be limited to twenty-five percent (25%) of payments and benefits under subsections 3.3(b), (c), or (d) herein, as applicable;
(ii)    If the Executive experiences an Involuntary Termination more than ninety (90) but less than one hundred eighty (180) days following the date the Executive became employed by the Corporation, the payments and benefits to the Executive shall be limited to fifty percent (50%) of payments and benefits under subsections 3.3(b), (c), or (d) herein, as applicable; and
(iii)    If the Executive experiences an Involuntary Termination more than one hundred eighty (180) but less than two hundred seventy (270) days following the date the Executive became employed by the Corporation, the payments and benefits to the Executive shall be limited to seventy-five percent (75%) of payments and benefits under subsections 3.3(b), (c), or (d) herein, as applicable.
For purposes of this subsection 3.3(e), employment with any Affiliate shall be deemed employment with the Corporation. For illustrative purposes and the avoidance of doubt, if a Tier Two Executive became employed by the Corporation on January 1, 2025, and experienced an Involuntary Termination on April 30, 2025, the Executive would be entitled to continuing payments of Base Salary for six (6) months and the Corporation would reimburse the Tier Two Executive for the full monthly cost of COBRA continuation coverage for up to six (6) months following the date of the Executive’s Involuntary Termination.
(f)    Notwithstanding the foregoing provisions of subsections 3.3(b), (c), and (d) herein, in the event that an Executive’s Involuntary Termination occurs during the Change in Control Period, the following shall apply:
(i)    all stock options and any other equity compensation awards held by the Executive on the date of the Executive’s Involuntary Termination shall immediately vest and become exercisable or non-forfeitable (with any performance-based equity compensation awards being deemed earned based on the target level of achievement of the performance metrics);

(ii)    For purposes of subsections 3.3(b)(i) and (iii) herein, continuing payments of Base Salary twenty-four (24) months and the Corporation will reimburse the Tier One Executive for the full monthly cost of COBRA continuation coverage (or, for Tier One Executives located outside the United States, a reasonably equivalent benefit) for up to twenty-four (24) months following the date of the Executive’s Involuntary Termination. In addition, subject to the terms of this Plan, including subsections 3.3(e), (f), and (g) and Section 3.7 herein, a Tier One Executive shall be entitled a lump sum payment equal to two (2) times the Tier One Executive’s target annual bonus for the year in which the date of termination occurs, payable within sixty (60) days of the date of termination;
(iii)    For purposes of subsections 3.3(c)(i) and (ii) herein, in lieu of continuing payments of Base Salary, the Company will pay the Tier Two Executive a lump sum equal to eighteen (18) months of the Tier Two Executive’s Base Salary as of the date of termination, payable within sixty (60) days following the date of termination, and the Corporation will reimburse the Tier Two Executive for the full monthly cost of COBRA continuation coverage (or, for Tier Two Executives located outside the United States, a reasonably equivalent benefit) for up to eighteen (18) months following the date of the Executive’s Involuntary Termination. In addition, subject to the terms of this Plan, including subsections 3.3(e), (f), and (g) and Section 3.7 herein, a Tier Two Executive shall be entitled a lump sum payment equal to one and a half (1.5) times the Tier Two Executive’s target annual bonus for the year in which the date of termination occurs, payable within sixty (60) days following the date of termination; and
(iv)    For purposes of subsections 3.3(d)(i) and (ii) herein, in lieu of continuing payments of Base Salary, the Company will pay the Tier Three Executive a lump sum equal to twelve (12) months of the Tier Three Executive’s Base Salary as of the date of termination, payable within sixty (60) days following the date of termination, and the Corporation will reimburse the Tier Three Executive for the full monthly cost of COBRA continuation coverage (or, for Tier Three Executives located outside the United States, a reasonably equivalent benefit) for up to twelve (12) months following the date of the Executive’s Involuntary Termination. In addition, subject to the terms of this Plan, including subsections 3.3(e), (f), and (g) and Section 3.7 herein, a Tier Three Executive shall be entitled a lump sum payment equal to one (1) times the Tier Three Executive’s target annual bonus for the year in which the date of termination occurs, payable within sixty (60) days following the date of termination.
(v)    If the aggregate amount of any payments made to the Executive under the Plan and any other agreement, plan, program, or policy of the Corporation (“Total Payments”) will be subject to an excise tax under the provisions of Code Section 4999, or any successor section thereof (“Excise Tax”), the Total Payments shall be reduced (beginning with those that are exempt from Code Section 409A) so that the maximum amount of the Total Payments

(after reduction) shall be one dollar ($1.00) less than the amount that would cause the Total Payments to be subject to the Excise Tax; provided, however, that the Total Payments shall only be reduced to the extent that the after-tax value of amounts received by the Executive after application of the above reduction would exceed the after-tax value of the Total Payments received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment, and excise taxes applicable to such amount. In making any determination as to whether the Total Payments would be subject to an Excise Tax, consideration shall be given to whether any portion of the Total Payments could reasonably be considered, based on the relevant facts and circumstances, to be reasonable compensation for services rendered (whether before or after the consummation of the applicable Change in Control). To the extent Total Payments must be reduced pursuant to this Section, the Corporation, without consulting the Executive, will reduce the Total Payments to achieve the best economic benefit, and to the extent economically equivalent, on a pro-rata basis. The determination as to whether a reduction in the Total Payments shall be made pursuant to this Section 3.3(f)(v) shall be made by a nationally recognized accounting firm selected by the Corporation prior to the date of the Change in Control (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Corporation and the Executive within fifteen (15) business days of the date of termination, if applicable, or at such earlier time as is reasonably requested by the Corporation or the Executive. Any determination by the Accounting Firm shall be final and binding upon the Corporation and the Executive.
(1)    In the event that upon any audit by the Internal Revenue Service, or by a state or local taxing authority, of the Total Payments, a change is determined to be required in the amount of taxes paid by, or Total Payments made to, an Executive, appropriate adjustments will be made under the Plan such that the net amount that is payable to the Executive after taking into account the provisions of Code Section 4999 will reflect the intent of the parties as expressed in this subsection 3.3(f). The Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require payment of an Excise Tax or an additional Excise Tax on the Total Payments (a “Claim”). Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such Claim and shall apprise the Corporation of the nature of such Claim and the date on which such Claim is requested to be paid. The Executive shall not pay such Claim prior to the expiration of the thirty (30)-day period following the date on which the Executive gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such Claim is due). If the Corporation notifies the Executive in writing prior to the expiration of such period that it desires to contest such Claim, the Executive shall: (A) give the Corporation any information reasonably requested by the Corporation relating to such

Claim, (B) take such action in connection with contesting such Claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such Claim by an attorney reasonably selected by the Corporation, (C) cooperate with the Corporation in good faith in order to contest effectively such Claim, and (D) permit the Corporation to participate in any proceedings relating to such Claim; provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless for any Excise Tax, additional Excise Tax, or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph (f)(v)(1), the Corporation, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such Claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the Claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one (1) or more appellate courts, as the Corporation shall determine, provided, however, that if the Corporation directs the Executive to pay such Claim and sue for a refund, the Corporation shall advance the amount of such payment to the Executive on an interest-free basis or, if such an advance is not permissible thereunder, pay the amount of such payment to the Executive as additional compensation, and shall indemnify and hold the Executive harmless from any Excise Tax, additional Excise Tax, or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or additional compensation; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. The Corporation shall reimburse any fees and expenses provided for under this paragraph (f)(v)(1) on or before the last day of the Executive’s taxable year following the taxable year in which the fee or expense was incurred, and in accordance with the other requirements of Code Section 409A and Treasury Regulation § 1.409A-3(i)(1)(v) (or any similar or successor provisions).
(2)    If, after the receipt by the Executive of an amount advanced or paid by the Corporation pursuant to paragraph (f)(v)(1) above, the Executive becomes entitled to receive any refund with respect to such Claim, the Executive shall (subject to the Corporation’s complying with the requirements of paragraph (f)(v)(1)) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Corporation pursuant to paragraph (f)(v)(1), a determination is made that the Executive shall not be entitled to any refund with respect to such Claim and the Corporation does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of sixty (60) days after such determination, then such advance shall be forgiven and shall not be required to be repaid.
(g)    With respect to the period for which the Corporation will reimburse the Executive for the full monthly cost of COBRA continuation coverage under subsections 3.3(b)(iii), 3.3(c)(iii), 3.3(d)(iii), or 3.3(f) herein:
(i)    Any payments or reimbursements for such COBRA premiums will be made in accordance with Treasury Regulation § 1.409A-3(i)(1)(iv) (or any similar or successor provisions); and
(ii)    Nothing in this Section 3.3 shall be construed to extend the period of time over which COBRA continuation coverage shall be provided to an Executive or the Executive’s dependents beyond that mandated by law.
(h)    Continuing payments of Base Salary will not be deemed compensation for purposes of any Employee Benefit Plan.
(i)    An Executive shall only be eligible for termination payments and benefits, if any, under one of the provisions of this Section 3.3. For example, if an Executive receives payments and benefits under subsection 3.3(b) of the Plan, the Executive shall not be eligible to receive payments or benefits under subsections 3.3(c), (d), or (f).
3.4    Termination Due to Death or Disability. If an Executive’s employment is terminated due to the Executive’s death or Disability, the Corporation shall pay the Executive (or the Executive’s estate or representatives) an amount equal to the amounts provided in subsection 3.3(a) herein in connection with an Involuntary Termination, provided that, for purposes of calculating the Pro-Rated Bonus in subsection 3(a)(ii) herein, with respect to the personal performance evaluation element, if all financial metric components meet or exceed the “target” level of performance, the Executive shall be deemed awarded 100% of the potential personal performance evaluation bonus; if none of the financial metric bonus components is achieved, no personal performance evaluation bonus will be deemed awarded, and amounts in between will be determined by linear interpolation between the threshold, target and maximum levels of financial performance.
3.5    Termination for Any Other Reason. If an Executive’s employment is terminated for any reason other than as specified in Sections 3.2 or 3.4 herein (including, without limitation, a termination by the Corporation for Cause, the Executive shall only be entitled to receive his or her Accrued Benefits.
3.6    Notice of Termination. Any termination of an Executive’s employment by the Corporation for Cause or Disability, or by the Executive for Good Reason shall be communicated by a written notice to the other party that indicates the specific termination provision in the Plan relied upon, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.
3.7    Release. Notwithstanding anything in the Plan to the contrary, as a condition to receiving any Severance Benefits, the Executive (or, in the event of the Executive’s death or Disability, the Executive’s designated beneficiary, surviving spouse, estate, or legal representative) shall execute a comprehensive release agreement and waiver of claims against the Corporation in a form substantially the same as that attached hereto as Appendix C (the “Release”). The Corporation shall deliver the Release to the Executive within ten (10) days of the Executive’s termination of employment. The Executive must deliver to the Corporation an original, signed Release and the revocability period (if any) must elapse by the Release Deadline. For purposes of the Plan, the “Release Deadline” means the date that is sixty (60) days after the Executive’s termination of employment. Where the Executive’s termination of employment and the Release Deadline occur in two separate calendar years, to the extent that any Severance Benefits qualify as “non-qualified deferred compensation” within the meaning of Code Section 409A, such amounts shall be paid or commence to be paid in the second calendar year. If the Executive does not deliver an original, signed Release to the Corporation within forty-five (45) days after receipt of the same from the Corporation, (i) the Executive’s rights shall be limited to those made available to the Executive as if the Executive were terminated under Section 3.5 above, and (ii) the Corporation shall have no obligation otherwise to provide the Executive any Severance Benefits, or any other payments or benefits on account of the termination of the Executive’s employment.
By accepting Severance Benefits, the Executive acknowledges and agrees that if the Executive files a lawsuit or accepts recoveries, payments, or benefits based on any claims that the Executive has released under the Release, as a condition precedent for maintaining or participating in any lawsuit or claim, or accepting any recoveries, payments, or benefits, the Executive shall forfeit immediately such Severance Benefits and promptly reimburse the Corporation for any such amounts already provided.
3.8    Restrictive Covenants. To receive Severance Benefits under the Plan, the Executive must comply with the terms of the Restrictive Covenants. In the event the Executive violates the Restrictive Covenants during or after his or her employment with the Corporation, in addition to any other penalties or restrictions that may apply under the Restrictive Covenants, any state law, the Plan, or otherwise, the Executive shall forfeit immediately his or her entitlement to the Severance Benefits and the Executive shall promptly reimburse the Corporation for any such amounts already provided. This Section 3.8 shall survive the employer-employee relationship between the Corporation and the Executive.
3.9    Compensation Recovery Policy. Notwithstanding any provision in the Plan to the contrary, Severance Benefits will be subject to any Compensation Recovery Policy established by the Corporation and amended from time to time.
3.10    No Further Obligations. Except as provided in the Plan or in any Employee Benefit Plan, the Corporation shall not have any obligation to the Executive following the Executive’s termination of employment for any reason, including any obligation for severance payments or benefits. Except as provided in the Plan, the provision of Severance Benefits under the Plan shall have no effect upon the Executive’s rights under any Employee Benefit Plan or other employee policy or practice of the Corporation applicable to the Executive’s termination for any reason.
3.11    Indemnification and Insurance. After the Executive’s termination of employment, the Corporation will continue the Executive’s coverage under the Corporation’s directors’ and officers’ liability insurance policy, in accordance with and subject to the terms of that policy, as it may be amended, and will continue to indemnify and hold harmless the Executive in accordance with, and subject to, Section 10 of the Corporation’s By-Laws and Article Sixth of the Corporation’s Certificate of Incorporation, as either may be amended from time to time.
3.12    No Mitigation or Offset. An Executive shall be under no obligation to seek other employment or otherwise mitigate his or her damages, and there shall be no offset against amounts due to the Executive under the Plan on account of any remuneration or benefit attributable to any subsequent employment obtained by the Executive, except as provided in Section 3.3 herein.
Article 4.    Code Section 409A
4.1    Payments and benefits under the Plan are intended to be exempt from or comply with Code Section 409A, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered, construed, and interpreted in accordance with such intent.
4.2    Each payment under the Plan or any Corporation benefit plan is intended to be treated as one of a series of separate payments for purposes of Code Section 409A.
4.3    All in-kind benefits provided and expenses eligible for reimbursement under this Plan shall be provided by the Corporation or incurred by the Executive during the time periods set forth in this Plan. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
4.4    Notwithstanding anything in the Plan to the contrary, if at the time of an Executive’s separation from service within the meaning of Code Section 409A, the Corporation determines that the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), then, to the extent any payment or benefit that the Executive becomes entitled to under this Plan or otherwise on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the twenty percent (20%) additional tax imposed pursuant to Code Section 409A(a) as a result of the application of Code Section 409A(a)(2)(B)(i), such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six (6) months and one (1) day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six (6)-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
4.5    The Corporation may amend the Plan to the minimum extent necessary to satisfy the applicable provisions of Code Section 409A.
4.6    The Corporation cannot guarantee that the Severance Benefits or other payments and benefits provided to an Executive under the Plan will satisfy all applicable provisions of Code Section 409A.
Article 5.    Claims Procedures
5.1    Claims Procedures. The Corporation will provide Severance Benefits to the Executive under the Plan without the necessity of a formal written claim by the Executive. However, if any person believes he or she is being denied any rights or benefits under the Plan, or receives an adverse benefit determination, such person (or the person’s duly authorized representative) may file a claim in writing with the Plan Administrator within ninety (90) days following the applicable Executive’s date of termination. If any claim for Severance Benefits under the Plan is wholly or partially denied, the Plan Administrator will notify the claimant of its decision in writing. The notification will set forth, in a manner calculated to be understood by the claimant, the following: (a) the specific reason or reasons for the adverse determination, (b) reference to the specific Plan provisions on which the determination is based, (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and (d) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review. Such notification will be given within ninety (90) days after the claim is received by the Plan Administrator, or within one hundred eighty (180) days thereafter, if the Plan Administrator determines that special circumstances require an extension of time for processing the claim. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension will be furnished to the claimant prior to the termination of the initial ninety (90)-day period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render a benefit determination.
5.2    Appeals and Review Procedures. Within sixty (60) days after the receipt of notification of an adverse benefit determination, a claimant (or the claimant’s duly authorized representative) may file a written request with the Plan Administrator for a review of the claimant’s adverse benefit determination and submit written comments, documents, records, and other information relating to the claim for benefits. A request for review will be deemed filed as of the date of receipt of such written request by the Plan Administrator.

A claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. The Plan Administrator shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Plan Administrator will notify the claimant of its decision on review in writing. Such notification will be written in a manner calculated to be understood by the claimant and will contain the following: (a) the specific reason or reasons for the adverse determination, (b) reference to the specific Plan provisions on which the benefit determination is based, (c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, and (d) a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following the final benefit determination on appeal. The decision on review will be made within sixty (60) days after the request for review is received by the Plan Administrator or within one hundred twenty (120) days if the Plan Administrator determines that special circumstances require an extension of time for processing the claim. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension will be furnished to the claimant prior to the termination of the initial sixty (60) day period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review. The Plan Administrator’s decision on review shall be final and binding upon the claimant.
5.3    Disability Claims and Review Procedures. If a claim involves a Disability determination, the claims and review procedures described in Sections 5.1 and 5.2 herein will apply but the time limits will differ. The Plan Administrator will have forty-five (45) calendar days to respond to the initial claim, and may extend the forty-five (45) calendar day period by up to thirty (30) calendar days if an extension is necessary and the Plan Administrator notifies the Executive during the forty-five (45)-calendar day period of the reasons for the extension and the date by which the Plan Administrator expects to make a decision. The response deadline may be extended for an additional thirty (30)-calendar day period if the Plan Administrator requires more time and notifies the Executive during the first thirty (30)-calendar day extension period of the reasons for the extension and the date by which the Plan Administrator expects to make a decision. The Plan Administrator will notify the claimant of its decision in writing. The notification shall be provided in a culturally and linguistically appropriate manner and will contain the following: (i) the specific reason or reasons for the adverse determination, including the basis for disagreeing with or not following (if applicable) (1) the views presented by the claimant to the Plan Administrator of health care professionals treating the claimant and vocational professionals who evaluated the claimant; (2) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and (3) a disability determination regarding the claimant presented by the claimant to the Plan made by the Social Security Administration, (ii) reference to the specific Plan provisions on which the benefit determination is based, (iii) a statement that the claimant is entitled to receive, upon written request to the Plan Administrator and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, (iv) if an internal rule, guideline, protocol, or similar criterion was relied on in making the decision, a copy of that document will be furnished, free of charge, upon written request to the Plan Administrator. If no internal rule, guideline, protocol, or similar criterion was relied on in making the decision, a statement that no such document was relied upon will be furnished, (v) if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances will be furnished, free of charge, upon written request to the Plan Administrator, and (vi) a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following the final benefit determination on appeal.
An Executive will have one hundred eighty (180) days after receiving a notice of adverse benefit determination involving a Disability determination in which to submit a request for review of the adverse determination. The Plan Administrator shall reach a final decision and notify the Executive in writing of the decision within forty-five (45) days after the date it receives the Executive’s request for review, provided that the Plan Administrator may extend the response time by up to an additional forty-five (45) days by notifying the Executive in writing of the extension. Similar to the above, notification will be given within a reasonable period of time, but not later than forty-five (45) days after the claim is received by the Plan Administrator, or within ninety (90) days, if the Plan Administrator determines that special circumstances require an extension of time for processing the claim. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial forty-five (45)-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render a benefit determination.
5.5    Legal Actions. The claims and review procedures described in this Article 5 must be exhausted before a legal action may be brought against the Corporation or the Plan. If the claim is a Disability claim appeal and the claimant believes that the Plan Administrator failed to comply with the Claims Procedures herein, the claimant may request a written explanation of the violation from the Plan Administrator, and the Plan Administrator will provide such explanation within ten (10) days, including a specific description of its basis, if any, for asserting that the violation should not cause the administrative remedies available under the Plan to be deemed exhausted. Any legal action must be filed within one year of receiving final notice of a denied claim. With respect to any decision or determination of the Plan Administrator that is or was made after a Change in Control, a reviewing arbitrator or court shall apply a de novo standard of review.
Article 6.    Successors
6.1    Successors to the Corporation. The Corporation shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the stock or assets of the Corporation by agreement, to expressly assume and agree to maintain the Plan in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place, subject to Section 8.1 herein. Regardless of whether such agreement is executed, the Plan will be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Corporation” for purposes of the Plan.
6.2    Assignment by the Executive. The Plan will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any Severance Benefits still would be owed to the Executive hereunder had the Executive continued to live, the Corporation will continue to provide such Severance Benefits, unless otherwise provided herein, in accordance with the terms of the Plan to the Executive’s beneficiary last designated by written instrument delivered by the Executive to the Corporation prior to the date of death. If there is no such designated beneficiary or no such designated beneficiary survives the Executive, such amount must be paid to the Executive’s surviving spouse, or if none, to the Executive’s lawful descendants per stirpes then living, or if none survive the Executive, to the legal representative of the Executive’s estate, or if none is appointed within ninety (90) days of the date of death, to the Executive’s heirs at law under the laws of the state in which the Executive is domiciled at the date of death.
6.3    Payment of Benefits Upon Executive’s Disability. If an Executive entitled to Severance Benefits experiences a Disability or is otherwise incapacitated, the Corporation upon receipt of satisfactory evidence of such legal incapacity may, in its sole discretion, cause such Severance Benefits to be provided to some other person, persons, or institution on behalf of the Executive.
Article 7.    Miscellaneous
7.1    Employment Status. The Plan is not a contract of employment, and eligibility under the Plan does not give the Executive the right to be retained in the employ of the Corporation or an Affiliate on a full-time, part-time, or any other basis, or to receive any benefit under any other plan of the Corporation. Eligibility under the Plan does not give the Executive any right, claim, or legal entitlement to any Severance Benefits, unless that right or claim has specifically accrued under the terms of the Plan.
7.2    No Reinstatement. By accepting Severance Benefits, the Executive waives any reinstatement or future employment with the Corporation and agrees never to apply for employment or otherwise seek to be hired, rehired, employed, reemployed, or reinstated by the Corporation. This “No Reinstatement” section does not apply to any Executive primarily employed in California.
7.3    Effect of Receiving Severance Benefits. An Executive’s receipt of Severance Benefits does not constitute any sort of extension or perpetuation of employment beyond the Executive’s actual date of employment termination.
7.4    Ethical Standards. By accepting Severance Benefits, the Executive acknowledges and agrees that he or she has been given an adequate opportunity to advise the Corporation’s human resources, legal, or other relevant management division, and has so advised such division in writing, of any facts that the Executive is aware of that constitute or might constitute a violation of the Corporation’s Code of Conduct or any ethical, legal, or contractual standards or obligations of the Corporation or any Affiliate. The Executive further acknowledges and agrees that the Executive is not aware of any existing or threatened claims, charges, or lawsuits that he or she has not disclosed to the Corporation.
7.5    Interests Not Transferable. The interests of persons entitled to Severance Benefits are not subject to their debts or other obligations and, except as may be required by the tax withholding provisions of the Code or any state’s income tax act, or pursuant to an agreement between the Executive and the Corporation, may not be voluntarily sold, transferred, alienated, assigned, or encumbered.
7.6    Entire Plan. The Plan contains the entire understanding of the Corporation and the Executive with respect to the subject matter herein. The Severance Benefits shall be in lieu of and reduced by any severance, notice, termination pay, or the like that may be payable to an Executive under any employment or other agreement, plan, or practice of the Corporation or any Affiliate, or that may be payable by any Federal, state, local, or foreign law, statute, regulation, ordinance, or the like (including the Worker Adjustment and Retraining Notification Act or any similar state or foreign law). Any Severance Benefits will be offset against any severance, notice, or termination pay required to be paid by the Corporation or its Affiliates pursuant to federal, state, local, or foreign law or ordinance, or any offer letter, employment agreement, or other plan, policy, or agreement between the Corporation and the Executive.
7.7    Conflicting Plans. The Plan supersedes any other generally applicable severance-related plan or policy of the Corporation in effect on the date the Corporation adopts the Plan. Payments or benefits provided to an Executive under any Employee Benefit Plan or other employee benefit plan are governed solely by the terms of that plan. Any obligations or duties of an Executive pursuant to any separate non-competition or other agreement with the Corporation will be governed solely by the terms of that agreement, and will not be affected by the terms of the Plan, except to the extent that agreement expressly provides otherwise. Severance Benefits are not taken into account for purposes of contributions or benefits under any other Employee Benefit Plans, except as expressly provided therein. Further, the period of coverage under any Employee Benefit Plan is not extended due to the provision of Severance Benefits. For the avoidance of doubt, in no event shall an Executive be eligible to receive Severance Benefits and additional severance payments or benefits in any amount or of any kind under a separate employment or severance arrangement with the Corporation or any Affiliate.
7.8    Notices. Any and all notices, requests, demands, and other communications provided for herein shall be sufficient if in writing and shall be deemed to have been duly given if delivered by hand or if sent by registered or certified mail, return receipt requested, sent by a nationally recognized overnight courier for delivery, or sent by other electronic means generating a receipt confirming delivery of the notice. Notice shall be deemed to have been given when notice is received by the party on whom the notice was served. Notice to the Corporation shall be addressed to the Corporation at its principal office, with attention to the “Plan Administrator of the IPG Photonics Corporation Executive Severance Plan,” c/o the General Counsel, and notice to the Executive shall be addressed to the Executive at the Executive’s last address as shown on the records of the Corporation.

7.9    Tax Withholding. The Corporation shall withhold from any Severance Benefits all Federal, state, local, or other taxes as legally required to be withheld, as well as any other amounts authorized or required by policy, including, but not limited to, withholding for garnishments and judgments or other court orders.
7.10    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan must be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of the Plan are not part of the provisions herein and will have no force or effect. Notwithstanding anything in the Plan to the contrary, the Corporation shall have no obligation to provide any Severance Benefits to an Executive hereunder to the extent, but only to the extent, that such provision is prohibited by the terms of any final order of a Federal, state, or local court or regulatory agency of competent jurisdiction, provided that such an order shall not affect, impair, or invalidate any provision of the Plan not expressly subject to such order.
7.11    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein includes the feminine, any feminine term used herein includes the masculine, the plural includes the singular, and the singular includes the plural.
7.12    Arbitration. Any controversy or claim arising out of or relating to the Plan or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration, by a single arbitrator, in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Worcester, Massachusetts, in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Corporation may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 7.12 shall be specifically enforceable. Neither an Executive, the Corporation, nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Notwithstanding the foregoing, this Section 7.12 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 7.12. Punitive and consequential damages shall not be permitted as an award and each party shall bear the fees and expenses of its own counsel and expert witnesses.
7.13    Applicable Law. The Plan shall be governed by, construed, and enforced in accordance with the substantive laws of the Commonwealth of Massachusetts, without regard to its internal conflicts of law provisions. To the extent that any court action is permitted consistent with or to enforce Section 7.12 herein, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts, Worcester Division. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
7.14    Action by Corporation. Any action required of or permitted to be taken by the Corporation under the Plan must be by written resolution of the Board or Committee, by written resolution of a person or persons authorized by resolutions of the Board, or by a duly authorized committee.
7.15    Plan Funding. The Corporation will provide all Severance Benefits due and owing directly out of its general assets. To the extent that an Executive acquires a right to receive Severance Benefits, such right shall be no greater than the right of an unsecured general creditor of the Corporation. Nothing herein contained may require or be deemed to require, or prohibit or be deemed to prohibit, the Corporation to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any Severance Benefits.
7.16    Days. All references in the Plan to days shall mean calendar days, unless otherwise specifically noted to the contrary.
Article 8.    Amendment and Termination
8.1    Amendment and Termination. The Corporation reserves the right, on a case-by-case basis, individual Executive basis, or a general basis, to amend the Plan at any time and to thereby alter, reduce or eliminate any benefit under the Plan, in whole or in part, at any time; provided that:
(a)    No amendment or termination of the Plan that has the effect of (i) removing an Executive from the list of Executives Eligible to Participate in the Plan contained in the records of the Company’s Corporate Secretary, (ii) eliminating or reducing the amount of benefits payable (if any) to any Executive, or (iii) adversely affecting the benefits or rights of an Executive under the Plan, may be, without the express written consent of such Executive, retroactive or effective until the date that is two years after the later of (A) the date the Corporation adopts such amendment or termination or (B) the date the Corporation provides written notice of such amendment or termination to the affected Executive(s) (with the later of such dates referred to herein as the “Amendment Effective Date”); provided that any such amendment or termination shall not eliminate or reduce any benefit with respect to any termination of employment that occurs on or before the Amendment Effective Date.
(b)    If a Change in Control occurs before the Amendment Effective Date, then the effective date of an amendment described in subsection 8.1(a) or termination of the Plan shall be postponed as to the affected Executive(s) until the date that is at least one year after the Change in Control occurs. For the avoidance of doubt, if the Corporation amended the Plan (and gave notice) on January 15, 2025, to remove Executive A from the list of Executives Eligible to Participate in the Plan, a Change in Control occurred on December 1, 2026, and Executive A experienced an Involuntary Termination on September 1, 2027, Executive A would be entitled to Severance Benefits under the Plan under the terms and conditions of the Plan in effect immediately prior to January 15, 2025.
(c)    Before a Change in Control, the demotion of an employee or Executive from a position eligible for one tier of Severance Benefits to a position eligible for a lower tier of Severance Benefits shall not be deemed to have eliminated or reduced the amount of benefits payable (if any) to the Executive or adversely affect the benefits or rights of the Executive under the Plan for purposes of subsection 8.1(a) above.
8.2    Notice of Amendment or Termination. The Corporation will notify the Executives, including, but not limited to, Executives receiving Severance Benefits, of any material amendment or termination of the Plan within a reasonable time.

Appendix A
Special Provisions

Notwithstanding the definition of “Good Reason” set forth in Section 2 of the Plan, the following definition of Good Reason shall apply for each of Angelo P. Lopresti, Timothy P. V. Mammen, Trevor D. Ness, and Igor Samartsev, Ph.D.:

“Good Reason” means the occurrence of any of the following events without the Executive’s express written consent:
(a)    The material reduction of Executive’s authorities, duties, or responsibilities with the Corporation;
(b)    A material reduction by the Corporation of the Executive’s Base Salary, other than a reduction approved by the Board that similarly applies to all executive officers of the Corporation, provided that such a reduction in Base Salary shall not exceed more than twenty percent (20%) of the then Base Salary;
(c)    A relocation of the offices of the Executive to a place greater than (i) fifty (50) miles in distance from the current executive offices of the Corporation in Marlborough, MA, and (ii) the current distance of Executive’s commute from the Executive’s home residence to the current executive offices of the Corporation; or
(d)    A failure to pay the Executive’s Base Salary or bonus approved by the Committee when due and payable.
A Tier One Executive must give the Corporation written notice of his or her intent to terminate for Good Reason within sixty (60) days of the initial occurrence of the event that allegedly constitutes Good Reason. The Corporation shall have a right to cure the breach, occurrence, or event for a period of thirty (30) days after notice from the Tier One Executive of his or her intention to terminate for Good Reason and, if, notwithstanding such efforts, the Good Reason condition continues to exist at the end of the cure period, the Tier One Executive must terminate employment within sixty (60) days after the end of the cure period.
Each of Angelo P. Lopresti, Timothy P. V. Mammen, Trevor D. Ness, and Igor Samartsev, Ph.D. has previously executed and delivered a Confidentiality, Non-Competition and Confirmatory Assignment Agreement (together with any similar or successor agreements, referred to herein as the “Restrictive Covenants”), and each such executive has agreed that, as part of this Plan, such executive shall comply with the terms of the Restrictive Covenants. Notwithstanding Section 3.5 of the Plan, if (a) any of Angelo P. Lopresti, Timothy P. V. Mammen, Trevor D. Ness, and Igor Samartsev, Ph.D. terminates employment other than for Good Reason and, thus, is not entitled to the payments and benefits under Section 3.3 of this Agreement, and (b) (i) such executive receives a written offer of employment during the non-competition period set forth in Section 2(a) of the Restrictive Covenant, or (ii) such executive is not able to find suitable employment in Executive’s field in relation to executive’s skills, position and base salary, which employment
Appendix A

would not contravene Section 2(a) of the Restrictive Covenant, after a good faith effort by such executive to search for such employment, and (iii) the Corporation notifies such executive that it intends to enforce the non-compete provisions of such Section 2(a) against such executive, then the Corporation shall pay to such executive an amount equal to the semi-monthly amount of such executive’s Base Salary for each semi-monthly payroll period beginning (A) on the effective date of the written offer of employment referred to above or (B) during the period in which such executive is not able to find suitable employment, and ending on the earliest to occur of (I) the end of the Non-Competition Period set forth in such Section 2(a), or (II) the date as of which such executive begins new employment with an employer, which employment would not contravene Section 2(a) of the Restrictive Covenant. For the avoidance of doubt, the non-competition and other provisions of the Restrictive Covenants in all events shall continue to apply until the end of the Non-Competition Period set forth in Section 2(a) of the Restrictive Covenant, regardless of Executive’s new employment with an employer that would not contravene Section 2(a) of the Restrictive Covenant, the subsequent termination of such employment, or any other event.

Appendix A

Appendix B
Additional Information for Summary Plan Description
This Appendix B, together with the Plan document, constitutes the summary plan description of the Plan. References in this Appendix B to “you” or “your” are references to the Executive. Any term capitalized but not defined in this Appendix B will have the meaning set forth in the Plan.
Your Rights Under ERISA
As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:
•Receive information about the Plan and benefits offered under the Plan.
•Examine, without charge, at the Plan Administrator’s office and at other specified locations, all documents governing the Plan, and a copy of the latest annual report filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefit Security Administration.
•Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, and copies of the latest annual report and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.
Prudent Action by Plan Fiduciaries
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called fiduciaries of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including the Corporation, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from exercising your rights under ERISA.
Enforce Your Rights
If your claim for a benefit is denied or ignored in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in
Appendix B

a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Assistance With Your Questions
If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
General Plan Information
Appendix B

Plan Sponsor:	IPG Photonics Corporation 377 Simarano Drive Marlborough, Massachusetts 01752 (508) 373-1100
Plan Name:	IPG Photonics Corporation Executive Severance Plan
Type of Plan:	ERISA welfare benefit plan
Source of Funds:	The Corporation will pay all benefits due and owing under the Plan directly out of its general assets. To the extent that an Executive acquires a right to receive benefits under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Corporation.
Plan Number:	510
Employer Identification Number:	04-3444218
Plan Administrator:	Compensation Committee of the Board of Directors of IPG Photonics Corporation c/o General Counsel 377 Simarano Drive Marlborough, Massachusetts 01752 (508) 373-1100
Agent for Service of Legal Process:	Plan Administrator
Plan Year:	Calendar Year (January 1 – December 31)
Successors:	The Corporation shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the stock or assets of the Corporation by agreement, to expressly assume and agree to maintain the Plan in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, the Plan will be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Corporation” for purposes of the Plan.
Binding Legal Contract:	The Plan shall be a binding legal contract between the Corporation and the Executive.

Appendix B

Appendix B

Appendix C
RELEASE AND WAIVER AGREEMENT
This Release and Waiver Agreement (“Agreement”) is entered into this _____ day of ______________________, _____ by and between IPG Photonics Corporation, a Delaware corporation (the “Corporation”), and [____________] (hereinafter “Executive”).
WHEREAS, Executive’s employment with the Corporation is terminated effective [__________________] (“Termination Date”) and the Corporation and Executive have voluntarily agreed to the terms of this Agreement in exchange for severance benefits under the IPG Photonics Corporation Executive Severance Plan effective on January 1, 2014 (the “Plan”), to which Executive otherwise would not be entitled;
WHEREAS, accordingly the Corporation has determined that Executive will receive severance pay if Executive executes and complies with the terms of this Agreement; and
WHEREAS, Executive acknowledges that the consideration received by Executive under the terms of this Agreement and the Plan for the release and waiver contained herein is in addition to any consideration the Corporation is otherwise required to provide Executive.
NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth below, the parties hereby acknowledge and agree as follows:
1.    Severance. In consideration for Executive’s agreements contained herein and Executive’s compliance with Executive’s continuing obligations under the Plan, including his or her obligations under Section 3.8, the Corporation will pay Executive the applicable severance provided in Section 3.3 [Note—actual agreement to specify the applicable subsections of Section 3.3] of the Plan. Except as specifically provided in this Agreement, the Plan and any applicable plans, programs, or arrangements of the Corporation including, without limitation, the Corporation’s Certificate of Incorporation or By-laws, as either may be amended from time to time, the IPG Photonics Corporation 2006 Incentive Compensation Plan, as amended, or any successor thereto and the the IPG Photonics Corporation 2025 Incentive Compensation Plan, as amended, or any successor thereto (collectively, the “Equity Plan”) and any agreements thereunder, and, if (and only if) applicable, the indemnification agreement dated ____ between the Corporation and Executive (the “Indemnification Agreement”), Executive shall not be entitled to any other payment, benefits, or other consideration from the Corporation.
2.    Waiver and Release. In consideration for the payments and benefits to be provided to Executive as set forth herein and the Plan, and Executive’s compliance with the Restrictive Covenants (which continuing obligations and Restrictive Covenants are incorporated herein by reference) and the Plan, Executive, himself or herself and for any person or entity that may claim by Executive or through Executive, including Executive’s heirs, executors, administrators, successors and assigns, hereby knowingly, irrevocably, unconditionally and voluntarily waives, releases and forever discharges the Corporation and each of its individual or collective past, present and future parent, subsidiaries, divisions and affiliates, its and their joint
Appendix C

ventures and its and their respective directors, officers, associates, employees, representatives, partners, consultants insurers, attorneys, administrators, accountants, executors, heirs, successors and agents, and each of its and their respective predecessors, successors and assigns and all persons acting by, through or in concert with any of them (hereinafter collectively referred to as “Releasees”), from any and all claims, causes of action or liabilities of any kind, known or unknown, suspected or unsuspected, arising from any omissions, acts or facts that have occurred up until and including the date Executive executes this Agreement which have been or could be asserted against the Releasees, including but not limited to:
(a)    causes of action or liabilities relating to Executive’s employment with the Corporation or the termination thereof arising under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act (the “ADEA”), the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Americans with Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act and the Delaware General Corporation Law as such have been amended, and/or any other foreign, federal, state, municipal, or local employment discrimination statutes (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, color, religion, national origin, marital status, sexual orientation, pregnancy, gender identity, transgender status, genetic carrier status, ancestry, harassment, parental status, handicap, disability, retaliation, veteran status, any military service or application for military service, or any other category protected under federal or state law); and/or
(b)    causes of action or liabilities related to Executive’s employment with the Corporation or the termination thereof arising under any other federal, state, municipal, or local statute, law, ordinance or regulation, including without limitation under MGL c 151B and under California law (including under the California Fair Employment and Housing Act, the California Family Rights Act and the California Labor Code); and/or
(c)    causes of action or liabilities relating to rights to or claims for pension, profit-sharing, wages, bonuses or other compensation or benefits; and/or
(d)    any other cause of action relating to Executive’s employment with the Corporation or the termination thereof including, but not limited to, actions seeking severance pay, except as provided herein, actions based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, defamation, discrimination, retaliation, promissory estoppel, fraud, violation of public policy, negligence and/or any other common law, or other cause of action whatsoever arising out of or relating to employment with and/or separation from employment with the Corporation and/or any of the other Releasees.
Executive not only releases and discharges the Releasees from any and all claims as stated above that Executive could make on Executive’s own behalf or on behalf of others, but also those claims that might be made by any other person or organization on Executive’s behalf, and Executive specifically waives any right to recover any damage awards as a member of any class in a case in which any claim(s) against the Releasees are made involving any matters.
Appendix C

Without in any way limiting the Release herein, Executive also specifically releases, remises, discharges, indemnifies and holds harmless the Releasees from any claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, stock and stock options, commissions, and any and all other forms of compensation, attorneys’ fees, or other costs or sums that arise or may arise under the Massachusetts Wage Act, including without limitation, M.G.L. c. 149, §§ 105A, 148 and 150, and M.G.L. c. 151.
This Release does not apply to claims for workers’ compensation benefits, unemployment insurance benefits or any other claim that cannot lawfully be waived by this Agreement.
This Release does not apply to any claims arising solely after the execution of this Agreement or to any claims arising from a breach of this Agreement.
If the Employee is located in California, the following (i), (ii) and (iii) apply to the Employee:
(i)     In furtherance of Executive’s release of Claims, known and unknown, Executive hereby expressly waives any and all benefits Executive may have, if any, under Section 1542 of the California Civil Code (“Section 1542”). The Corporation represents that Section 1542 states the following:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
(ii)    The Corporation further states that for purposes of this Agreement, the terms “creditor” and “releasing party” in Section 1542 refers to Executive and the term “debtor” and “released party” in Section 1542 refers to the Corporation. Executive acknowledge that Executive is releasing unknown claims and waiving all rights Executive have or may have under Section 1542 or under any other statute or common law principle of similar effect; provided that Executive is not waiving any rights or claims that may arise out of acts or events that occur after the date on which Executive sign this Agreement.
(iii)    Nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive have reason to believe is unlawful. Executive is advised to consult with an attorney before signing this Agreement.
Notwithstanding the foregoing, nothing in this Agreement shall bar or prohibit Executive from contacting, filing a charge or complaint with, seeking assistance from or participating in any proceeding before any federal or state administrative agency to the extent permitted by
Appendix C

applicable federal, state and/or local law. However, Executive nevertheless will be prohibited to the fullest extent authorized by law from obtaining monetary damages or other personal relief in any agency proceeding in which Executive does so participate.
Nothing herein shall constitute a waiver or release of any of Executive’s rights under this Agreement, any other applicable plans, programs or arrangements of the Corporation including, without limitation, under the Corporation’s Certificate of Incorporation or By-laws, as either may be amended from time to time, the Equity Plan and any agreements thereunder, or under the Indemnification Agreement.
Executive expressly waives the benefits of any statute or rule of law that, if applied to this Agreement, would otherwise exclude from its binding effect any claims against the Corporation not now known by Executive to exist.
3.    Nondisparagement. Executive agrees that, except as to statements required by law, compelled through valid legal process, or to any local, state or federal agency, Executive will not directly or indirectly, individually or in concert with others, engage in any conduct or make any statement (whether oral or written) calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon the Corporation or its good will, products or business opportunities, or in any manner detrimental to the Corporation. In addition, Executive agrees not to make any disparaging remarks regarding any related, affiliated or subsidiary organizations of the Corporation. The Corporation agrees to use its reasonable best efforts to cause its officers and directors not to, directly or indirectly, individually or in concert with others, except as to statements required by law, compelled through valid legal process, or to any local, state or federal agency, engage in any conduct or make any statement (whether oral or written) calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon Executive or in any manner detrimental to Executive.
4.    Cause of Action. As used in this Agreement, the phrase “cause of action” includes all claims, covenants, warranties, promises, agreements, undertakings, actions, suits, counterclaims, causes of action, complaints, charges, obligations, duties, demands, debts, accounts, judgments, costs, expenses, losses, damages, and liabilities, of whatsoever kind or nature, in law, equity, or otherwise.
5.    No Assignment of Causes of Action. Executive represents and warrants that Executive has not filed or caused to be filed against the Releasees any claims, actions, or lawsuits. Executive further represents and warrants that Executive has not sold, assigned, transferred, conveyed, or otherwise disposed of to any third party, by operation of law or otherwise, any claim of any nature whatsoever relating to any matter covered by this Agreement.
6.    Ethical Standards. Executive acknowledges and agrees that he or she has been given an adequate opportunity to advise the Corporation’s human resources, legal, or other relevant management division, and has so advised such division in writing, of any facts that Executive is aware of that constitute or might constitute a violation of any ethical, legal, or contractual standards or obligations of the Corporation or any affiliate. Executive further acknowledges and agrees that Executive is not aware of any existing or threatened claims, charges, or lawsuits that he or she has not disclosed to the Corporation.
Appendix C

7.    Representations of the Corporation. The Corporation represents that it is not presently aware of any cause of action that it or any of the other Releasees have against Executive as of the date hereof. The Corporation acknowledges that the release granted by Executive in Paragraph 2 above will be null and void in the event the Corporation subsequently seeks to treat Executive’s termination of employment as “for Cause” (as defined in the Plan).
8.    Notice to Seek Counsel, Consideration Period, Revocation Period. Executive acknowledges that Executive has been advised in writing hereby to consult with an attorney before signing this document and that Executive has had at least twenty-one (21) calendar days after receipt of this document to consider whether to accept or reject this Agreement. Executive understands that Executive may sign this Agreement prior to the end of such twenty-one (21) calendar day period, but is not required to do so. Under ADEA, Executive has seven (7) business days after Executive signs this Agreement to revoke it (the “Revocation Period”). Such revocation must be in writing and delivered either by hand or mailed and postmarked within the Revocation Period. If sent by mail, it is requested that it be sent by certified mail, return receipt requested to the Corporation’s General Counsel Office at 377 Simarano Drive, Marlborough, MA 01752. If Executive revokes this Agreement as provided herein, it shall be null and void and Executive shall not be entitled to receive the payments as described in the first sentence of Paragraph 1 herein. If Executive does not revoke this Agreement within the Revocation Period , this Agreement shall become enforceable and effective on the day following the last day of the Revocation Period after Executive signs this Agreement (“Effective Date”).
9.    Governing Law; Disputes. Except as provided in Section 7.12 of the Plan, or as provided below, jurisdiction and venue over disputes with regard to this Agreement shall be exclusively in the courts of the State of Massachusetts or the United States District Court for the District of Massachusetts. This Agreement shall be construed and interpreted in accordance with and governed by the laws of the Commonwealth of Massachusetts, without regard to the choice of laws provisions of such laws. The parties agree that any action brought by a party to enforce or interpret this Agreement shall be brought in a state or federal Court sitting in Boston, Massachusetts; except that an action by the Corporation to enforce its rights under Section 3.8 of the Plan may also be brought in Executive’s state of residency or any other forum in which Executive is subject to personal jurisdiction. In addition, Executive and the Corporation specifically consent to personal jurisdiction in the Commonwealth of Massachusetts for purposes of this Agreement.
10.    Amendment; Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Corporation. This Agreement shall be enforced in accordance with its terms and shall not be construed against either party.
11.    Severability. The parties agree that if any provision, section, subsection or other portion of this Agreement shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portion of this Agreement enforceable. This Agreement as thus amended will remain in full force and effect and will be binding on the parties
Appendix C

and will be enforced so as to give effect to the intention of the parties insofar as that is possible. In addition, the parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified.
12.    Enforcement. This Agreement may be pleaded as a full and complete defense and may be used as the basis for an injunction against any action at law or proceeding at equity, or any private or public judicial or non-judicial proceeding instituted, prosecuted, maintained, or continued in breach hereof.
13.    No Enlargement of Employee Rights. Executive acknowledges that, except as expressly provided in this Agreement, any employment or contractual relationship between Executive and the Corporation is terminated, and that Executive has no future employment or contractual relationship with the Corporation other than the contractual relationship created by this Agreement, the Plan, any other applicable employee pension or health and welfare plans, programs or arrangements of the Corporation including, without limitation, the Corporation’s Certificate of Incorporation or By-laws, as either may be amended from time to time, the Equity Plan and any agreements thereunder, and the Indemnification Agreement. The Corporation has no obligation, contractual or otherwise, to employ or reemploy, hire or rehire, or recall or reinstate Executive in the future with the Corporation.
14.    No Representations. Executive represents that Executive has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Corporation that are not specifically set forth in this Agreement.
15.    Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.
16.    Withholding. The Corporation shall withhold from any payments otherwise due or payable hereunder any amounts required to be withheld in order to comply with any federal, state, local, or other income or other tax laws requiring withholding with respect to compensation and benefits provided to Executive pursuant to this Agreement.
17.    Successors and Assigns. This Agreement binds and inures to the benefit of Executive’s heirs, administrators, representatives, executors, successors, and assigns, and the Corporation’s successors and assigns.
18.    No Noncompetition Consideration. In light of Executive’s eligibility for severance benefits under the Plan, notwithstanding anything to the contrary set forth in the Restrictive Covenants, Executive hereby agree that: (i) Executive is not eligible for any garden leave pay or other noncompetition consideration under the Restrictive Covenants, (ii) Executive’s post-employment noncompetition obligations to the Corporation, and Executive’s other obligations to the Corporation, under the Restrictive Covenants nevertheless remain in full effect; are fully enforceable, regardless of the circumstances of Executive’s termination; and are incorporated herein as if newly entered-into.
Appendix C

19. Entire Agreement; Termination of Prior Agreements. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any previous oral and written agreements or representations relating to the subject matters herein, except for the Plan, the Restrictive Covenants, any other applicable plans, programs or arrangements of the Corporation including, without limitation, the Corporation’s Certificate of Incorporation or By-laws, as either may be amended from time to time, the Equity Plan and any agreements thereunder, and the Indemnification Agreement.
The undersigned hereby acknowledge and agree that Executive has carefully read and fully understands all the provisions of this Agreement, has had an opportunity to seek counsel regarding it, and has voluntarily entered into this Agreement by signing below as of the date(s) set forth above.
IN WITNESS WHEREOF, the parties have executed this Agreement on the date indicated above.

IPG PHOTONICS CORPORATION By: Its:	EXECUTIVE [_______________________]

Appendix C

Appendix D

IPG PHOTONICS CORPORATION EXECUTIVE SEVERANCE PLAN

ACKNOWLEDGMENT AND ACCEPTANCE OF
THE TERMS AND CONDITIONS OF THE PLAN
IPG Photonics Corporation (the “Corporation”) has established the IPG Photonics Corporation Executive Severance Plan (the “Plan”). The Plan provides severance payments and benefits to certain eligible executives in the event of Involuntary Termination (as defined in the Plan). You are eligible to participate in the Plan.
By the signatures below of the representative of the Corporation and the Executive named herein, the Corporation and the Executive agree that the Corporation hereby designates the Executive as eligible to participate in the Plan, and the Executive hereby acknowledges and accepts such participation, subject to the terms and conditions of the Plan, and agrees to the terms of the Plan, which is attached hereto and made a part hereof.
Name of Executive:
Tier Designation (select one):
☐ Tier One Executive        ☐ Tier Two Executive    ☐ Tier Three Executive
Date of Eligibility and Participation:
At Will Employment. Nothing in this Acknowledgement and Acceptance or in the Plan confers upon the Executive any right to continue in employment for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation or of the Executive, which rights are hereby expressly reserved by each, to terminate the Executive’s employment at any time for any reason.
Restrictive Covenants. The Executive is voluntarily willing to accept the restrictive covenants imposed by the Plan in exchange for the protection offer by the Plan.
Amendment and Termination of Plan. The Corporation reserves the right, on a case-by-case basis or on a general basis, to amend the Plan in accordance with Article 8 thereof.

EXECUTIVE:	IPG PHOTONICS CORPORATION
By: ________________________________
Signature	Title: _______________________________

Attachment:
IPG Photonics Corporation Executive Severance Plan
Appendix D